Exhibit 10.1

Personal and Confidential Mr. David J.M. Erskine 503 Hilaire Road St. Davids, PA 19087	April 3, 2006

Re: Separation Agreement and Release of Claims

Dear David:

This letter agreement (the “Agreement”) confirms our discussions in which you indicated your desire to retire from employment with CSS Industries, Inc., and to resign your position as a director of CSS Industries, Inc., effective June 30, 2006 (the “Separation Date”), and the Company’s acceptance of your resignation on these terms. The Human Resources Committee of the Board of Directors of CSS Industries, Inc. has approved the terms of this Agreement. For purposes herein, the term “Company” shall mean CSS Industries, Inc., and its affiliates and subsidiaries.

In connection with your retirement and the termination of your employment, the Company is offering you severance payments (the “Severance Payments”), medical benefits (“Medical Benefits”) and a period of time after your Separation Date to exercise your outstanding stock options (“Stock Options”) that are exercisable as of your Separation Date, subject to the terms and conditions specified in this Agreement (the “Offer”). You should read this Agreement carefully and consult with an attorney prior to signing this Agreement or the General Release of Claims (“Release”) attached to this Agreement.

We have agreed as follows:

1. Effective on the Separation Date you will resign from each and every position you presently hold with the Company, including without limitation any position as an officer, director, trustee or otherwise. At the Company’s request, from time to time and to the extent the Company deems the same necessary, you will promptly execute and deliver separate forms of resignations from each of these positions. You agree that, until the Separation Date, you will use such efforts as are appropriate to carry out your current duties and responsibilities in a manner reasonably acceptable to the Board of Directors (the “Board”) of CSS Industries, Inc. In the event that the Board determines, in its reasonable discretion, that you have breached your current duties and responsibilities (and have not cured such breach within a reasonable period of time after notice thereof), you agree that the Board may elect to change the Separation Date to such earlier date as the Board may in its sole and absolute discretion determine, in which case you will receive prior written notice of such decision.

Mr. David J.M. Erskine

April 3, 2006

2. If you abide by and satisfy the terms and conditions set forth in this Agreement, including without limitation executing and delivering the attached Release to the Company in accordance with Paragraph 4 (d) hereof, the Company will make Severance Payments, provide Medical Benefits and continue your Stock Options, subject to the provisions of this Agreement, as follows:

a) Severance Payments. The Company will make Severance Payments to you in the aggregate amount of Four Hundred Sixty-Eight Thousand Dollars ($468,000.00), which amount will be paid to you as follows: (i) Two Hundred Thirty-Four Thousand Dollars ($234,000.00) will be paid to you on the first payday for the Company’s senior management employees that occurs after the expiration of the six (6) month period following your Separation Date (or such earlier date as is permitted under Section 409A of the Internal Revenue Code of 1986, as amended) (the “Payment Date”), and (ii) the remaining Two Hundred Thirty-Four Thousand Dollars ($234,000.00) will be paid to you in equal installments over a six (6) month period commencing on the first payday for the Company’s senior management employees that occurs after the payment described in clause (i) above is made. The Severance Payment described in clause (ii) will be paid to you on the then-applicable paydays for the Company’s senior management employees. The lump sum payment and each installment payment will be subject to and reduced by any requisite tax withholdings and any other then-applicable payroll deductions. The foregoing Severance Payments shall be reduced by and to the extent of any earnings and other cash compensation received by you or accrued for your benefit for your services (whether as an employee or as an independent contractor) during the period commencing on the day following the Separation Date and ending twelve (12) months thereafter (but excluding any earnings and other cash compensation with respect to activities in which you are engaged as of the date of this Agreement). You, in turn, covenant and agree that you will promptly advise the Company in writing on a bi-weekly basis of any such earnings and other compensation, excluding unemployment compensation, and will repay any portion of the Severance Payment that would be reduced by earnings and other cash compensation received between the Payment Date and the end of the twelve (12) month period that falls within the preceding sentence.

b) Medical Benefits. If you avail yourself of your rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay one hundred percent (100%) of the cost of your premiums for family coverage in Company-sponsored medical benefit plans (pursuant to COBRA) until the earlier of: (i) the date that you no longer qualify to continue your COBRA coverage, (ii) the date that you discontinue your COBRA coverage, or (iii) the date on which six (6) months of such premiums (in the aggregate for the period commencing on the day after the Separation Date) have been paid by the Company.

c) Stock Options. All of your outstanding Stock Options to purchase shares of the Company’s common stock under the Company’s 2004 Equity Compensation Plan and the Company’s Equity Compensation Plan that (i) are exercisable as of your Separation Date shall remain exercisable for the ninety (90) day period following your Separation Date (or such longer period as the Company’s 2004 Equity Compensation Plan provides on retirement for options granted thereunder, but not beyond the remaining term of the stock option, if shorter) and if not exercised within such period shall terminate, and (ii) are not exercisable as of your Separation Date shall immediately terminate as of your Separation Date.

Mr. David J.M. Erskine

April 3, 2006

3. The Severance Payments, Medical Benefits and Stock Option treatment described in this Agreement constitute the entire compensation that will be payable to you by the Company under this understanding and, except as described in this Agreement, there will be no additional period to exercise your outstanding Stock Options. Following the Separation Date, except as expressly provided herein or pursuant to the terms of any benefits plans of the Company (other than severance plans) that provide benefits or payments to former employees according to their terms, and except for full payment of the balance accrued for you under the Company’s Non-Qualified Supplemental Executive Retirement Plan Covering Officer-Employees of CSS Industries, Inc. through the Separation Date (which is not contingent upon execution of the Release), you will not be entitled or eligible to receive any form of compensation from or on behalf of Company, including by way of illustration, but not of limitation, salary, bonus, profit sharing contribution and accrued vacation (other than as provided below).

With a Separation Date of June 30, 2006, you and the Company agree that, under the Company’s vacation policy, you will be eligible for one (1) week and three (3) days of vacation time for this calendar year. You and the Company further agree that as of the date of this Agreement you already have used one (1) week of vacation time during this calendar year. In addition to vacation time available to you during this calendar year under the Company’s vacation policy, we have agreed that during the period commencing with the date of this Agreement through the Separation Date you will be permitted to take up to three (3) weeks additional vacation time, so long as you provide the undersigned with prior advance notice. Notwithstanding the foregoing, we have agreed that you will be paid as of the Separation Date (regardless of whether or not you accept this Agreement and sign and deliver the attached Release) only for unused vacation time provided to you under the Company’s vacation policy, which you and the Company agree will not exceed three (3) days of unused vacation time.

4. You and the Company agree as follows:

a) You agree that as of the Separation Date you will surrender possession to the Company of all Company keys, the Company automobile, all Company documents, all Company credit cards and all other Company property that at any time was in your possession and control.

b) You covenant that for a period of twelve (12) months from the Separation Date, you will not, unless with the prior written consent of the Human Resources Committee of the Board of Directors of CSS Industries, Inc., directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged in the design, development, manufacture, distribution or sale of any products which (A) the Company designed, developed, manufactured, distributed or sold during your employment or on the date of termination of your employment with the Company and (B) are intended for ultimate sale or distribution within any portion of the United States or Canada (whether or not such business or enterprise is physically located within the United States or Canada). You recognize that the business of the Company and your connection therewith is or was involved in activities both inside and outside the United States and Canada with respect to the design, development, manufacture, distribution or sale of products intended for ultimate sale and distribution in the United States and Canada and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth below) are therefore not appropriate.

Mr. David J.M. Erskine

April 3, 2006

You acknowledge that the foregoing restriction shall not be construed to prohibit the ownership by you of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither you nor any group of persons including yourself in any way, either directly or indirectly, manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take any part in its business, other than exercising your rights as a shareholder, or seek to do any of the foregoing.

You further covenant that, for a period of twelve (12) months from the Separation Date, you will not either directly or indirectly, (A) call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within two years prior thereto had been, a customer or supplier of the Company, with respect to the activities prohibited by the first paragraph of this Paragraph 4(b), or (B) solicit the employment of any person who was employed by the Company on a full or part-time basis at the effective date of your termination of employment with the Company, unless such person was involuntarily discharged by such entity after your termination of employment.

The covenants set forth in this Paragraph 4(b) are independent of and do not affect the efficacy of any covenants that you have made in favor of CSS Industries, Inc., including without limitation the Employment Agreement you executed on May 13, 1999, the Non-Disclosure Agreement you executed on June 10, 1999 and the various Non-Disclosure and Non-Competition Agreements you executed on February 1, 2000, February 27, 2001, February 15, 2002, May 16, 2003, May 6, 2004 and April 29, 2005 (which shall continue to apply in all respects, unless specifically inconsistent with the terms of this Agreement).

c) You recognize and acknowledge that by reason of your employment by and service to the Company you have had access to confidential information of the Company and its affiliates. This includes, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset. You must not at any time disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the undersigned, or the undersigned’s successor or designee, unless such information is in the public domain through no fault of your own, and except as may be required by law.

Mr. David J.M. Erskine

April 3, 2006

d) You agree to execute and deliver to the Company the attached Release on or after the Separation Date, but no later than twenty-two (22) days after the Separation Date.

e) Without your written consent, the Company agrees to treat the Offer and this Agreement as irrevocable and binding upon the Company upon your execution and delivery of this Agreement.

5. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provisions. If any portion of this Agreement is determined to be legally invalid and/or unenforceable, the remainder of this Agreement shall continue in full force and effect.

6. You are encouraged to consult with your attorney prior to your execution of this Agreement. Further, please be advised that you have twenty-one (21) days from the date this Agreement was first presented to you to consider executing this Agreement. Changes to the terms set forth in this Agreement, whether material or immaterial, will not restart the running of the twenty-one (21) day period. If you execute this Agreement within the twenty-one (21) day period, then you acknowledge that you were given at least twenty-one (21) days to consider executing it and that your decision to execute it was knowingly and voluntarily made. You further acknowledge that this Agreement has been individually negotiated and is not part of a group exit incentive or other separation package.

By signing and returning this Agreement, you acknowledge that you have read carefully and fully understand the terms of this Agreement, including the attached Release, you have had an opportunity to consult with an attorney prior to signing it and you are signing it knowingly and voluntarily and have not been coerced or threatened into signing it or promised anything else in exchange for signing it.

You also have the right for a period of eight (8) days following your execution of this Agreement (the “Revocation Period”), to revoke this Agreement. If you choose to revoke this Agreement, you must do so in writing and such revocation must be received by the undersigned within the eight (8) day Revocation Period.

Your receipt of any severance payments or post-employment benefits under this Agreement is contingent on (1) your execution of this Agreement, including the attached Release, and (2) the expiration of the Revocation Period without this Agreement being revoked by you. This Agreement shall take effect on the first business day following the expiration of the Revocation Period, provided this Agreement has not been revoked by you as provided herein during such Revocation Period.

Mr. David J.M. Erskine

April 3, 2006

7. You understand that by signing the attached Release and delivering it to the Company, you will waive and discharge any and all legal claims set forth in the Release, excepting only a claim for any compensation or benefits that you may be entitled to under this Agreement. You agree further that except as stated expressly herein, this Agreement supersedes any and all prior agreements and contracts between you and the Company relating to your employment, your compensation and your benefits.

In order to accept this Agreement, you must sign below, and you must sign the attached Release. By signing these documents, you accept the foregoing terms and conditions and represent to the Company that you are in compliance with such terms and conditions.

Very truly yours,

CSS Industries, Inc.
By:

Jack Farber Chairman of the Board of Directors

Witness to Employee’s Signature:	Agreed and Accepted:

Witness signature	David J.M. Erskine

Print Name:	Date:

GENERAL RELEASE OF CLAIMS

For good and valuable consideration, the receipt of which is acknowledged, I, the undersigned, agree to and hereby do, intending to be legally bound, release and forever discharge CSS Industries, Inc., its affiliates, and related companies, their past, present and future officers, directors, attorneys, employees, shareholders and agents and their respective successors and assigns (jointly and severally, the “Company”) from any and all actions, charges, causes of action or claims of any kind, known or unknown, which I, my heirs, agents, successors or assigns ever had, now have or hereafter may have against the Company arising heretofore, now or in the future, out of any matter, occurrence or event existing or occurring prior to the execution hereof, relating to or arising out of my employment, and/or termination of employment, with the Company, any claim of discrimination based on age, sex, race, religion, color, creed, disability, citizenship, national origin or any other factor prohibited by federal, state or local law (including any claims under the Age Discrimination in Employment Act (or state counterpart), Title VII of the Civil Rights Act of 1964 (or state counterpart) and other applicable federal, state and local laws), any claim for breach of contract, and/or any common law claim, now existing or hereinafter recognized, such as libel, slander, fraud, promissory estoppel, equitable estoppel, misrepresentation or wrongful discharge. Excluded from this general release are only: (i) any claim which I may have against the Company for non-payment of any compensation and benefits (other than any claims for severance) owed me with respect to the period prior to the Separation Date (as defined in the attached Agreement between the Company and me); (ii) the Severance Payments, Medical Benefits and other compensation and payment expressly due to me under the terms of the attached Agreement; (iii) any claims I may have for indemnification or advancement under state or other law or the charter, articles, or by-laws of the Company, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director or officer of the Company; and (iv) any claim that arises out of any matter, occurrence or event occurring exclusively after the execution hereof. This Release does not affect any rights I may have in my capacity as a stockholder of CSS Industries, Inc.

I agree to the terms set forth above and understand them. I acknowledge that the Company has advised me to consult an attorney concerning the effect of this general release. I acknowledge that I have been told by the Company that I will receive no payments under the attached Agreement, or any other consideration, if I do not execute this general release of all claims and deliver it to the Company on or after the Separation Date but no later than twenty-two (22) days after the Separation Date. Thus, I understand that I have a minimum of twenty-one (21) days from the Separation Date to consider whether to sign this general release. I also understand that I have eight (8) days after signing and delivering this general release to revoke it as to potential claims under the Age Discrimination in Employment Act. I acknowledge that I have been told by the Company that I will receive no payments or any other consideration under the attached Agreement if I revoke the Release during that eight (8) day period.

Witness signature	David J.M. Erskine

Print Name:	Date: